Exhibit 99.2

NEWS RELEASE

Arthur J. Gallagher & Co. Signs Agreement

To Acquire Wesfarmers Insurance Brokerage Operations

Itasca, IL, April 6, 2014 — Arthur J. Gallagher & Co. (NYSE: AJG) today announced that it has signed an agreement to acquire the Wesfarmers Insurance Brokerage operations. The transaction, which includes the OAMPS businesses in Australia and the United Kingdom, Crombie Lockwood in New Zealand and the associated premium funding operations, is subject to regulatory approval and is expected to close during the second or third quarter of 2014.

The Wesfarmers Insurance Brokerage operations generated A$331.1 million in revenue in the year ended June 30, 2013 (approximately US$306 million based on recent exchange rates) and have approximately 1,700 employees operating out of more than 50 offices across Australia, New Zealand and the U.K.

“This acquisition represents an important strategic step for our company by significantly expanding our presence in Australia and New Zealand. Together we will have a tremendous platform for growth as we expand throughout Australasia,” said J. Patrick Gallagher, Jr., Chairman, President and CEO. “Our combined operations will become one of the largest insurance brokers in Australia and New Zealand. Their focus on middle-market clients aligns well with our global client base and will provide us opportunities to bring our full range of services to their existing clients and prospects. We are proud that this outstanding team of professionals will be joining the Gallagher family.”

Steve Lockwood, Executive Chairman of the Wesfarmers insurance brokerage operations, said: “This is genuinely exciting for our people and clients to join with an organization that is like-minded in culture and client focus. Our combined operations and scale will be a great benefit to our clients.” Steve Lockwood will lead Gallagher’s property/casualty insurance brokerage operations in Australasia and will report directly to Tom Gallagher, head of Gallagher’s international operations.

Benefits of the acquisition are expected to include:

•	Significantly expanding Gallagher’s multi-national client base in Australia and New Zealand;

•	Solid brand name recognition and strong insurance market relationships;

•	A significantly expanded branch network that will strengthen Gallagher’s footprint in Australasia;

•	Depth of employee resources with the addition of more than 1,700 employees providing unlimited opportunities for future leadership, performance and recruitment;

•	Cross-selling opportunities across the newly combined network;

•	Complementing and expanding specialized niche practice groups;

•	Combining strong production talent that builds on Gallagher’s successful sales team platform;

•	Driving longer-term operational efficiencies through a consolidated platform;

•	Limited overlap with Gallagher’s current locations;

•	Similar sales cultures and growth goals.

Australia

The Australia operations generated approximately 45% to 49% of the combined group’s revenues in the year ended June 30, 2013, from 26 offices across the country. For more than 30 years, it has offered insurance broking services to personal, small to medium commercial and corporate clients. The increase in scale will strengthen client capabilities and market relationships across the country.

New Zealand

The New Zealand operations generated approximately 40% to 45% of the combined group’s revenues in the year ended June 30, 2013, across 23 offices in all major cities and regional areas. It also offers insurance broking services to personal, small to medium commercial and corporate clients. Combined with Gallagher’s existing offices, this operation will be one of the largest insurance brokers in New Zealand.

United Kingdom

The U.K. operation generates approximately 8% to 10% of the combined group’s revenues in the year ended June 30, 2013 and operates through approximately 5 offices in the U.K. In existence for more than 25 years, this operation is a specialized insurance provider that offers a range of insurance services, including general broking, London Markets and specialty petrochemical sector focused insurance services. They also provide environmental consultancy, incident management and remediation services to domestic and international businesses and individuals. Their areas of expertise will complement and provide new specialized niche practice capabilities to Gallagher’s existing U.K. operations.

Financial Terms

The acquired operations generated A$331.1 million in revenue during the year ended June 30, 2013 and EBITDAC of A$107.9 million. Had Gallagher owned these operations during the same period, we estimate that our EBITDAC would have increased by A$93.6 million, plus we estimate we would have generated approximately A$13.0 million of operational cost synergies in our combined businesses, such as rent, systems, technology and licensing costs, and other consumables. The A$93.6 million reflects the acquired operation’s EBITDAC of A$107.9 million, less A$7.6 million of interest expense that we would have reclassified as expenses of the premium funding operations, less A$6.7 million of shared costs paid by Wesfarmers attributable to such operations. Integration costs are estimated to be A$3.0 million to A$5.0 million per quarter through late 2015. Morgan Stanley & Co.LLC acted as financial advisor on this transaction.

The purchase price for the transaction is A$1,010 million (or approximately US$933 million). Gallagher expects to finance the transaction using free cash, borrowing on its line of credit and proceeds from the issuance of equity.

Webcast Conference Call

Gallagher will host a webcast conference call on Monday, April 7, 2014 10:00am ET/9:00am CT to review this acquisition. To listen to this call, please go to www.ajg.com. The call will be available for replay at such website for not less than 90 days.

Arthur J. Gallagher & Co., an international insurance brokerage and risk management services firm, is headquartered in Itasca, Illinois, has operations in 25 countries and offers client-service capabilities in more than 140 countries around the world through a network of correspondent brokers and consultants.

Information Regarding Forward-Looking Statements This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The words “anticipates,” “believes,” “contemplates,” “see,” “should,” “could,” “estimates,” “expects,” “intends,” “plans” and variations thereof and similar expressions, are intended to identify forward-looking statements. Examples of forward-looking statements regarding the Wesfarmers insurance brokers acquisition include, but are not limited to, statements regarding integration activities, future revenue and earnings impact, the size and status of the combined organization within various jurisdictions, cross-selling and expense saving opportunities, expected levels of growth within the acquired business, drivers of organic growth and anticipated future results or performance of any segment or the Company as a whole.

Important factors that could cause actual results to differ materially from those in the forward-looking statements include changes in worldwide and national economic conditions (including an economic downturn and uncertainty regarding the Euro zone), changes in premium rates and in insurance markets generally, changes in the insurance brokerage industry’s competitive landscape, unexpected regulatory changes, and the difficulties inherent in combining the cultures and systems of different companies.

Please refer to Gallagher’s filings with the SEC; including Item 1A, “Risk Factors,” of its Annual Report on Form 10-K for the fiscal year ended December 31, 2013, for a more detailed discussion of these and other factors that could impact its forward-looking statements.

Information Regarding Non-GAAP Measures This press release refers to EBITDAC, a measure not in accordance with, or an alternative to, the GAAP information provided herein. EBITDAC is defined as earnings from continuing operations before interest, income taxes, depreciation, amortization and the change in estimated acquisition earn out payables. Gallagher believes EBITDAC provides a meaningful representation of its operating performance and improves the comparability of results between periods by eliminating the impact of certain items that have a high degree of variability. The most directly comparable GAAP measure is earnings from continuing operations. Please see “Reconciliation of Non-GAAP Measures” on Gallagher’s website at www.ajg.com under “Investor Relations” for the purpose of this measure.

Contact: Marsha Akin

Director – Investor Relations

630-285-3501 and/or marsha_akin@ajg.com

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